Exhibit 23.2

Consent of Independent Auditors

We consent to our firm under the caption “Experts” and to the use of our report dated February 15, 2002 with respect to the financial statements of William Lyon Homes, in the Registration Statement (Form S-3) and related Prospectus of William Lyon Homes.

We also consent to the incorporation by reference therein of our report dated February 15, 2002 with respect to the financial statements of the Significant Subsidiaries of William Lyon Homes included in the Annual Report (Form 10-K) for 2001 filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Irvine, California
August 14, 2002